Annual Report

Cover Page

Name of issuer:

VoiceVoice, Inc. dba MaestroConference

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: CA

Date of organization: 3/20/2007

Physical address of issuer:

2323 Broadway, Suite 110B
Oakland CA 94612

Website of issuer:

http://www.voicevoice.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

3

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$39,477.49	$111,687.97
Cash & Cash Equivalents:	$30,813.49	$100,537.97
Accounts Receivable:	$5,964.00	$8,450.00
Short-term Debt:	$282,512.92	$342,154.81
Long-term Debt:	$408,041.36	$412,323.07
Revenues/Sales:	$830,074.55	$983,103.73
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($297,358.88)	($130,503.31)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

VoiceVoice, Inc. dba MaestroConference

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Brian Burt	CEO	Maestro Conference	2009
Julian Martinez	Director of Marketing	MaestroConference	2016
Chris Kyle	eLearning Consultant & Educator	ChrisKyle.com and Ascendant Company	2010

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Brian Burt	President	2009
Brian Burt	Secretary	2009
Brian Burt	CEO	2009
Brian Burt	CFO	2009
Brian Burt	Founder	2009

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Brian Burt	3550000.0 Common Stock	85.47

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

The Company's operations may be unprofitable, and may result in the total loss of investment.

While the Company believes in good faith that its business plans have a reasonable chance of success, the operations of the Company are ultimately speculative and involve the possibility of a total loss of investment, due to any number of considerations. Investment is suitable only for individuals who are financially able to withstand a total loss of their investment.

The software industry is highly competitive, and software can fail.

The conferencing and e-learning verticals are highly competitive each with a large and ever-increasing number of products competing for a limited market. While the Company believes in good faith that its products implement cutting edge technology, existing or future competitors could possibly produce and market products comparable or superior to those of the Company, or be more effective at marketing, sales, service or implementation. Any technology platform in our space may have issues such as phone network downtime, server or service downtown, hacking attacks that impact reliability, upgrade or improvements with unintended consequences, or other issues which make our technology unavailable to our customers or participants until fixed. Such a scenario may have a material adverse effect on the Company's business, results of operations, and financial condition, and thus upon the Company's financial condition.

The Company intends to use a significant portion of the proceeds from the Offering for unspecified working capital.

The Offering proceeds will be used by the Company in the ways management deems most effective towards the Company's goals. This means that although we definitely have plans for it (focused on sales and marketing for the launch of the new VoiceVoice platform) the Company will have ultimate discretion to use the proceeds as it sees fit and the Company has chosen not to limit the Company's use of the funds to specific uses that Investors could evaluate. Such portion of the proceeds from this Offering will be used for the purposes that the Company's management deems to be in its best interests in order to address changed circumstances or opportunities. As a result of the foregoing, the Company's success will be substantially dependent upon its discretion and judgment with respect to application and allocation of such portion of the proceeds of this Offering. The Company may choose to use the proceeds in a manner that Investors do not agree with, and Investors may have no recourse. A use of proceeds that does not further the Company's business and goals could harm the Company and its operations, and thus the Company, and ultimately cause a Investor to lose all or a portion of his or her investment.

The success of the Company is highly dependent upon the ability of its CEO and management team, to attract and retain qualified managers and other personnel in a competitive environment.

Growth of the Company will require the recruitment, retention, and integration of additional highly qualified individuals. Even if such personnel can be hired, the projected growth in staff could present further management risks. The market for qualified personnel is highly competitive in the San Francisco Bay Area in particular, and there can be no assurances that any critical positions can be filled there on a timely basis.

From time to time, third parties may claim that one or more of the Company's products infringe their intellectual property rights.

The Company has received no notices or indications otherwise and believes they have not infinged in anyone else's IP rights. That said, the Company's technology-driven business is highly dependent on the Company's intellectual property. While the Company believes in good faith that it has robust rights to all intellectual property needed for its business, any dispute or litigation regarding intellectual property could be costly and time-consuming due to the uncertainty of intellectual property litigation and could divert the Company's management and key personnel from its business operations. A claim of intellectual property infringement could force the Company to enter into a costly or restrictive license agreement, which might not be available under acceptable terms or at all, could require the Company to redesign or relabel its products, which would be costly and time-consuming, and/or could subject the Company to an injunction against sale of certain of its products. The Company may have to pay substantial damages, including damages for past infringement if it is ultimately determined that its products candidates infringe a third party's proprietary rights.

The Company's revenue model may be impaired or change.

The Company's success depends mainly on its ability to receive revenue for use of its technology platforms or for other platform-related revenue. The Company may not sustain or increase revenue if the platforms are not able to successfully generate earnings. Also, the Company may generate earnings but retain some or all of the earnings for growth and development of its business and, accordingly, not make distributions to the shareholders. If the Company does not generate revenue, its business, financial condition, and operating results will be materially adversely affected.

The Company has a small team, and the loss of key team members, and especially the loss or death of the founder Brian Burt, could harm the Company's ability to implement their plans.

The Company could be harmed in the event of the death or disability of founder Brian Burt. Likewise, key team members could leave or become unable to serve, decreasing the Company's ability to achieve its goals. With key team members in the San Francisco Bay area, it's possible an earthquake or other natural event could simultaneously impact multiple employees. The Company also leverages the global talent pool and political risks, natural disasters, communication outages and other factors can make team members unavailable or otherwise impact our ability to keep operating at current efficiency.

The Company may need more money.

The Company might not sell enough securities in this offering to meet its operating needs and fulfill its plans, in which case the Company might need to reduce sales & marketing, engineering, or other expenses. Were recurring revenue to decrease, further cuts would be needed, and hurt the Company's ability to meet its goals. Even if the Company raises this entire round successfully, we may need to raise more capital in the future in order to continue. Even if we do make a successful offering in the future, the terms of that offering might result in your investment in the company being worth less, because of the terms of future investment rounds.

The Company may not become profitable, nor be sold for amounts able to recoup this investment.

The market for technology companies is not predictable. While we may be able to sell the company for its technology, client relationships, team, or other factors, there's no gaurantee that it can be sold, nor that it will become profitable, nor that it will reach an Initial Public Offering. Even if those do occur, there's no guarantee that investor returns will be positive.

The Company's securities may not be marketable.

Even if the Company is successful, an investor may want immediate access to the then-net worth of the investment, but selling private securities can be difficult or impossible. In this case, an investor may need to wait until a liquidity event, and there are no guarantees one will occur.

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Preferred Stock (Priced Round)	1,500,000	365,000	No
Preferred Stock (Seed)	7,600,000	6,520,660	No
Common Stock	15,000,000	4,000,000	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	4,400,000

24. Describe the material terms of any indebtedness of the issuer:

The Company has no debt to any banks or financial institutions. We have received support in convertible debt and other company-friendly debt instruments, that have helped the Company achieve what it has so far, and have those on very favorable terms in their various forms as follows.

The Company has some incredibly Company-friendly "early friend investor debt" in the amount of $382k. The total quarterly payment is capped at 2.5% of cash revenue, and there is no due date - interest accumulates at 6% until repaid by the 2.5% of revenue, or in a liquidity or windup event.

The Company also has some convertible debt from individuals who made previous investements and further wanted to support the company in this way, for a total of $90k worth of principal that may be converted to equity, bearing 1% monthly interest, and which is due within the next 18 months if not extended. We plan to repay this with current revenue in the case the investors do not convert it into equity.

While not technically a debt on the balance sheet, we also wish to disclose here approximately $100k in a "Contingent Deferred Compensation Plan" which we offered to early employees and consultants (and which no officers and directors were offered, as they instead took equity). This only becomes payable upon company profitability for two quarters in a row, and the payments are capped at 30% of quarterly profit until repaid, or upon a positive liquidation event.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
2/2016	Regulation D, Rule 506(b)	Priced Round	$182,500	General operations
12/2016	Regulation Crowdfunding	SAFE	$263,169	General operations
1/2017	Regulation Crowdfunding	SAFE	$264,069	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

MaestroConference technology has changed the way organizations and speakers engage audiences - with virtual events where thousands of people can learn, discuss issues and take action simultaneously. It's like a facilitated conversation at internet scale. Conferences and webinars won't be limited to one speaker and many listeners anymore - goodbye to the "television experience" when something more engaging is needed. Obama, Airbnb, Stanford, and the Sierra Club are all paid customers.
We believe the potential for participatory conversations is still broadly untapped - most of the web is still turning on presentations and typed comments, not live collaboration or interaction. Our platform's unmatched level of interactivity is uniquely designed to create these results-driven conversations. Given the influential, forward-thinking leaders already using our patented technology, we have a solid track record. We're now launching media-friendly events to engage new customers.

Milestones

VoiceVoice, Inc. dba MaestroConference was incorporated in the State of California in March 2007.

Since then, we have:

- Paid customers include: President Obama, Hillary Clinton, Airbnb, Uber, Stanford University, the World Bank and others in 23 countries

- Hosted over 15,000 presenters and more than 7 million participants on the platform

- Graduated from San Francisco's most exclusive and well-known technology accelerator, 500 Startups

- Revenues covering 80%+ of expenses for three years running; and just had our best 3 months of revenue ever (Aug 2016/ GAAP)

- $5MM+ total cash revenue generated to date; record revenue growth every year with exception of 2013 when subscription revenue increased by 50% but we lost a top customer once Obama won presidential campaign.

- Over 800 organizations as paying customers

- 3 patents fully awarded for our technology

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $830,074.55 compared to the year ended December 31, 2016, when the Company had revenues of $983,103.73.

- *Assets.* As of December 31, 2017, the Company had total assets of $39,477.49, including $30,813.49 in cash. As of December 31, 2016, the Company had $111,687.97 in total assets, including $100,537.97 in cash.

- *Net Loss.* The Company has had net losses of $297,358.88 and net losses of $130,503.31 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively. Fiscal year ended December 31, 2017 includes an extraordinary loss item of $38,416.74 to account for prior year adjustments.

- *Liabilities.* The Company's liabilities totaled $690,554.28 for the fiscal year ended December 31, 2017 and $754,477.88 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $1,812,665 in equity and $264,069 in SAFEs.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

VoiceVoice, Inc. dba MaestroConference cash in hand is $25,426.40, as of March 2018. Over the last three months, revenues have averaged $61,304.03/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $62,281.28/month, for an average burn rate of $977.25 per month.

The biggest change is that our engineering, marketing, sales and CEO are focused on the launch of the new VoiceVoice platform. If it's successful, quarterly and annual revenue could ramp up quickly, as very large prospective customers are stepping forward when we reach out about the new platform, and the revenue and margins are proportionate with usage. Several prospective customers have stated goals for 500k or 1MM users, which would mean a single customer could double overall company revenue.

See voicevoice.com for news and updates about that new product.

With the launch of a brand new product coming, it's very hard to predict the revenues. Donations and social sharing are built into the conversation. If those rates are both high, this could be a massively popular program even this very year. If those rates are low or we have other problems, it could be a very slow ramp.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.maestroconference.com/investors

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

Financials 1

Appendix D: Director & Officer Work History

Brian Burt
Chris Kyle
Julian Martinez

Appendix E: Supporting Documents



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A mission-driven technology platform for leaders making global impact

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$100 min INVEST
by Wefunder Portal LLC

Future Equity (SAFE)
$5M valuation cap
A SAFE gives you the right to future shares in MaestroConference. If you invest, you're betting the company will be worth more than $5M in the future.

INVESTOR PERKS

$250+	(coming soon)
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$1,000+	(coming soon)
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> *MaestroConference technology has changed the way organizations and speakers engage audiences - with virtual events where thousands of people can learn, discuss issues and take action simultaneously. It's like a facilitated conversation at internet scale. Conferences and webinars won't be limited to one speaker and many listeners anymore - goodbye to the "television experience" when something more engaging is needed. Obama, Airbnb, Stanford, and the Sierra Club are all paid customers.*



Brian Burt
FOUNDER/CEO, MAESTROCONFERENCE

OUR AMBITION

We believe the potential for participatory conversations is still broadly untapped - most of the web is still turning on presentations and typed comments, not live collaboration or interaction. Our platform's unmatched level of interactivity is uniquely designed to create these results-driven conversations. Given the influential, forward-thinking leaders already using our patented technology, we have a solid track record. We're now launching media-friendly events to engage new customers.

KEY FACTS

- Paid customers include: President Obama, Hillary Clinton, Airbnb, Uber, Stanford University, the World Bank and others in 23 countries
- Hosted over 15,000 presenters and more than 7 million participants on the platform
- Graduated from San Francisco's most exclusive and well-known technology accelerator, 500 Startups
- Revenues covering 80%+ of expenses for three years running; and just had our best 3 months of revenue ever (Aug 2016/ GAAP)
- $5MM+ total cash revenue generated to date; record revenue growth every year with exception of 2013 when subscription revenue increased by 50% but we lost a top customer once Obama won presidential campaign.
- Over 800 organizations as paying customers
- 3 patents fully awarded for our technology
- UPDATE - Having surpassed our goal of $200k, we are closing Dec 29th. Funds are for marketing & sales to increase revenue, and we hope to reopen next year with a proportionately higher valuation.

maestroconference.com *from Oakland CA* SOFTWARE TECH SOCIAL IMPACT GOVERNMENT POLITICS

Why I Like MaestroConference

> *Thousands of companies apply to 500 Startups, but we rarely see a client list of the caliber that MaestroConference brings. Now their plan is to systemize customer acquisition, which we're absolutely in favor of. If successful we believe they could generate both real-world impact and high return value to investors.*



Marvin Liao
PARTNER AT 500 STARTUPS

> *This is the power of live organizing on a mass scale.*

CNN
Cable News Network

> *Conferencing Software for Engaging Conversations*

TechCrunch
Leading technology media property

> *People learn best when they're interacting about what they're learning. That can't happen on a traditional teleconference call, but it can happen with MaestroConference.*

Jack Canfield
NY Times Best-Selling Author, Co-Author of the "Chicken Soup for the Soul" series

Simulate a gathering of thousands of people all over the world.

Fast Company

American business magazine

The interactivity is exceptional. People can participate as if they're in a live workshop, sharing an exercise or insight with a partner privately.

Lisa Tener

Book Writing Coach

The call is a great way to increase sales.

The Huffington Post

Online news aggregator and blog

"I think the future of technology= tools that empower teams." S/o's to @SlackHQ @MaestroConf @wheniwork @helpscout & many more.

Jackie Mahendra

Executive Director of Citizen Engagement Lab, Co-Founder of Kairos Fellowship

I was immediately blown away by MaestroConference. It really makes it possible to teach a class over the telephone and have it be exactly the same as being in a classroom.

Gay Hendricks

NY Times Best-Selling Author

"I love listening to the participants connecting so vibrantly and enthusiastically with each other. I witness and experience true miracles every time I'm on MaestroConference!"

SARK (Susan Ariel Rainbow Kennedy)

National Best-Selling Author

Not only did their platform make our calls incredibly interactive and a ton of fun, but our experience with their staff and the quality of their customer service went above and beyond our wildest expectations.

Martha Beck

NY Times Best-Selling Author

I just want to give a shout out to MaestroConference and just say thank you for the ability that you give us in our Sales Authenticity & Success Mastermind program.

Lisa Sasevich

Author, Sales Expert, Professional Speaker, Ranked on the Inc. 500 list of America's Fastest Growing Private Companies

I am a 70 year old Millenial.(LOL). I stay up on technology. This is state of the art and allows us to join hands from around the country. The Organizers did a fantastic job. This technology will assist us in becoming the voice long after The Election.

David B.

Event Participant on MaestroConference

I am always amazed that such a thing exists that we can talk to people all over the world.

Jane W.

Event Participant on MaestroConference

I am so grateful we had the chance to speak in small groups and one as a single entity. I am feeling inspired and energized to continue my path thanks to this opportunity.

Nicole

Event Participant on MaestroConference

The "push 1" to get in line to ask a question was a novel conference call capability I've not experienced with the better known Webinar vendors. Love when an upstart vendor offers new solutions to the market place. Thanks for sharing this technology with us.

Gary M.

Event Participant on MaestroConference

Last night I listened to the webcast of the World Cafe at the Inspiring Women's Summit, from my home in Cape Town, South Africa. I was very inspired not only by the rich content and wisdom of the conversation, but by the infinite possibilities that this platform and technology open up. Thank you very much for bringing this opportunity to us, and for your warm and caring hosting of the conversation.

Jenni Kruger

Event Participant on MaestroConference

Democrats using old social networking standby: The phone

Washington (CNN) - While new media tools such as Facebook and Twitter propelled Democrats to success during the 2008 campaign, Organizing for America is relying on a vintage technology this election cycle: the telephone.

July 25, 2016 @ politicalticker.blogs.cnn.com

500 Startups Announces Batch 16, Focused On Health Tech, FinTech, Vices And Recruiting

Just as investors and journalists get ready to check out what's new over at 500 Startups at its Batch 15 Demo Day, their team has announced a new batch of founders and startups aimed at changing their industries/solving problems all while making a

July 14, 2016 @ techcrunch.com

MaestroConference wants to help businesses make videoconferences an interactive event

"The idea is being part of a conversation that is listening to you as well as talking to you. Even though we may have 100 or 1,000 people, you still feel like you're a part of the conversation rather than just watching."

June 30, 2016 @ bizjournals.com

'Touchscreen democracy': how technology can recast politics

American democracy began as the initiative of a handful of European-bred landowning men whose primary tool of communication was a horse-and-buggy postal system. Today, we are sprawling society of more than 320 million diverse individuals

June 23, 2016 @ csmonitor.com

Hillary Organizes ASTROTURFING Twitter Campaign

Democratic presidential front-runner Hillary Clinton will attempt to make herself appear popular and much loved during and after next week's Democratic presidential candidate debate by seeding Twitter with an astroturfing campaign of volunteers

November 13, 2015 @ dailycaller.com

5 Steps for Adopting Virtual Learning for the Government Worker

With public-sector budgets tight and conference-related spending under continuing scrutiny, how are government agencies adapting to develop their employees without compromising quality? One response: Many public agencies are increasingly moving

September 4, 2015 @ govtech.com

Four Awesome Marketing Vehicles You Probably Take For Granted

After 42 days of living in a pretty remote region of South Africa, my family and I finally rented a car. Not having a car had been a blast.

December 19, 2011 @ fastcompany.com

Two Authors Talk About Virtual Book Tours

Unlike a traditional book tour where you get on a plane, go to a city, get up at some super early time to begin a day of radio, TV and print interviews, Virtual Book Tours happen in the comfort of your home.

January 5, 2011 @ huffingtonpost.com

A better tool for conference calls: Maestro Conference

by Adrian Segar Graphic created by Teresa Bidlake, of Concepts Captured Taking part in a traditional conference call is rarely much fun. Here are some irritations that you've probably experienced: Poor call quality. Some callers are faint and/or there's

July 2, 2010 @ conferencesthatwork.com

How It Works

National leaders or company executives need a way to communicate with thousands of employees or followers at once. We provide that. More importantly we've also solved group engagement with a platform that allows huge audiences to break into small virtual discussion groups to solve problems in groups where real discussion can take place.


maestro
CONFERENCE
Staring Destiny in the Face: Surging Movement for Global Well-Being
Call
MESSAGES FROM HOST
IN YOUR BREAKOUT
Al Gore
Bill Gates

We've Grown Steady and Fast

Even in the early stages of product development we managed to accelerate growth year over year. Now that we're perfecting the software we can't wait to pour fuel on the fire and really expedite customer acquisition.


$5M
$4M
$3M
$2M
$1M
0
10M
8M
6M
4M
2M
0
Total Revenue (Thru Aug 2016): $5,152,815
Total Participants (Thru Aug 2016): 7,095,818

2009 2010 2011 2012 2013 2014 2015 2016

Revenue to Date   Total Participants

15,855
Presenters to Date

35,000
Obama Campaign Hosted Events

56%
Gross margins in 2015

Some of Our Customers

More than 10,000 Industry Leaders Trust MaestroConference to Engage Their Audience in Conversations and and Drive Them Into Meaningful Action.

Cornell University

OBAMA CAMPAIGN

OKLAHOMA REPUBLICAN PARTY

rackspace

Stanford University

SIERRA CLUB

UBER

WASTE MANAGEMENT

WORLD BANK

KAISER PERMANENTE

T.J.maxx

UPWORTHY

AFL-CIO

MoveOn.org DEMOCRACY IN ACTION

Testimonials

Our customers love us because the platform is something truly unique that enables group engagement unlike anything they've ever seen.

" There's nothing more boring than being on a one-way telephone conference call with the Vice President of the United States. "



Joe Biden
VICE PRESIDENT UNITED STATES

" MaestroConference has completely changed the relationship we have with our volunteers nationwide, which is why we made it central to how we communicated nationally for the 2012 Obama campaign. "



Jeremy Bird
NATIONAL FIELD DIRECTOR FOR PRESIDENT OBAMA'S 2012 CAMPAIGN

" People learn best when they're interacting about what they're learning. That can't happen on a traditional teleconference call, but it can happen with MaestroConference. "



Jack Canfield
NY TIMES BEST-SELLING AUTHOR

" Not only did their platform make our calls incredibly interactive and a ton of fun, but our experience with their staff and the quality of their customer service went above and beyond our wildest expectations. "



Martha Beck
NY TIMES BEST-SELLING AUTHOR

Our Next Steps: Video and More Customers

We've been developing this technology for almost seven years. We're now finally ready to take marketing and customer acquisition to the next level.

2009 · 2012 · 2014 · September 2015 · October 2015 · December 2015 · January 2016 · August 2016 · December 2016 · January 2017 · Jan - Dec 2017

The Beginning
Development of the MaestroConference platform begins.

Early Customer: President Obama
President Obama's campaign hosted 35,000 events on MaestroConference during the campaign. Including dozens with the President and First Lady.

Patented
In 2014 the patent office granted us three patents to protect our proprietary technology.

7,000,000 Calls
In the Fall of last year we had our 7,000,000 participants discuss issues via MaestroConference.

Airbnb & Uber
We added some huge bluechip customers including the fast growing Uber and Airbnb.

Oprah!
Oprah used MaestroConference for the first time. Speaks about her new documentary series exploring spirituality.

500 Startups
Earlier this year we spent three months hustling to refine and grow MaestroConference at one of the world's foremost startup accelerators: 500 Startups in San Francisco.

White House
First event for the White House as a customer (rather than a political campaign). Vice President Joe Biden speaks to college campuses across the country about preventing sexual assault.

Video Conferencing
Release of integrated video conferencing (presenters+participants, main room and breakouts).

Marketing Launch
Implement best practice marketing launch for revenue growth in proven markets.

National Conversations Series
Present Corporate- and foundation-sponsored conversations at scale about topics that matter.

"MaestroConference makes it easy to have real conversations with investors, clients and supporters of both non-profits and for profits, to deeply engage them. Brian Burt, their CEO, is one of the most conscious, conscientious and honest CEOs I've ever worked with. It is rare to find a CEO consistently mindful of keeping his eye on the prize, in terms of financial performance, big vision and social impact."



David Berge
MANAGING MEMBER, UNDERDOG VENTURES

A Letter from Our CEO

Thank you for your interest in MaestroConference. Let me share with you a story that relates to the MaestroConference vision and has made a huge impact on me.

My wife and I were walking our dog by Oakland's Lake Merritt, and we got to chatting with a woman along the way. When I mentioned MaestroConference, she was absolutely stunned. She called over her two friends and said, "I met these two dear friends on MaestroConference." She then took my hand (which startled my wife) and said, "Look into my eyes, because I really want you to take this in. You changed my life. I was alone there in a rural county near Oregon, and I now have some very good friends – I'm not alone. My life is truly much better now, so thank you". The conversation our customer Barbara Marx-Hubbard hosted through MaestroConference touched that woman's life in a profound way.

SHOW MORE

Founder



Brian Burt

Founder/CEO

Brian left a lucrative position at Charles Schwab where he led projects in telephone technology to launch MaestroConference in 2008. He holds a Master's degree in Mathematics/Mathematical Economics.

AND THE REST OF THE TEAM



Imran Moinuddin

Chief Technology Officer

A Stanford-trained technologist, Imran brings deep expertise in products conceptualization and systems/infrastructure performance optimization. He leads a team of 6 engineers for MaestroConference.



Julian Martinez

Director of Marketing

Leads the Marketing team. Previously served as first marketing hire for ecommerce startup & co-founded a marketing agency with 200+ clients. Holds a B.A. in Economics from Stanford University.



Anthony Jardina

Sales Manager

Served as Executive Director of nonprofit organization. Grew a startup from 0 to 300+ clients. Holds a B.S. in Political Science from Northwestern & an M.A. in Communication Studies from Wake Forest.



Melissa Kieffer

Manager of Customer Support

Leads team of CS agents and brings experience in telecom, corporate training, process improvement & curriculum development to her role managing Customer Support. Holds an M.S. in Special Education.

Raised $2,340,803 From 387+ Investors

Steve Bearman

Julian Martinez
Marketing guy @MaestroConf & @VoiceVoice, living in Oakland #GoStanford!

Alex Soto
I'm in the marketing field, currently working in Academia. I have worked for several technology companies in the past. I have also worked as a freelance content marketing consultant.

Larry Berman
Investor in various corporations and partnerships.

Mariusz Lapinski

Serge-Eric Tremblay
Kickstarter fan and product manager at Microsoft

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: What does MaestroConference do?

We are a technology platform for virtual conversations. We're targeting a particular style of conversation where everyone can really, fully bring themselves and participate. The technology scales to enable thousands of people to participate in a single, simultaneous conversation while still being able to move people into small groups. This means our customers can engage people in conversations at massive scale.

MaestroConference is the only platform that caters to those conversations that scale to dozens, hundreds or even thousands of people, all while allowing everybody involved to fully participate with their voice, their input and their ability to relate with others. While most webinars are fundamentally mirroring the "television experience" (focusing on listening and watching, with the occasional typed query or the rare person asking a spoken question), we replicate a live interactive training, facilitated conversation or self-organized event. Everyone talks in small groups. Everyone can contribute, meet others, vote, take notes and otherwise apply themselves to learning more and taking more effective action. By giving participants their voice - both in video and in writing - we've become the undisputed leader in this sector of the conferencing market.

WF: Can you give me a few examples of how your product is being used?

MC: President Obama's organization, Obama For America, hosted a political event on our platform for ministers in Ohio. The Governor of Ohio spoke to the audience first, followed by President Obama. Attendees were then moved into small groups of four people. These breakout groups gave these ministers, all of whom had large ministries and were Obama supporters, the chance to speak, listen and actually connect with each other about what they were doing to support the President's agenda. That's the kind of connection and engagement our platform specializes in.

From Uber and Airbnb to Stanford and Berkeley, from the Sierra Club and MoveOn.org to entrepreneurs that teach marketing or personal growth, many of our customers use our technology for teaching, connecting and engaging their teams, clients or community.

Numerous research studies suggest that people learn more and retain more information when they feel involved and included in the discussion - as opposed to when they simply sit back and listen to someone speak at them. With our technology, our customers are able to more closely replicate an interactive, real-life discussion, virtually. They're using the straw polls feature to give the audience different options, asking participants to indicate their choice using our virtual "hand raise" feature, then sharing those real-time poll results with the audience. They're introducing lecture material to the whole class and then moving everyone into small groups where people get to apply the material to their personal lives. Our technology enables these participatory conversations by fully engaging every person - and that makes them better for learning, fostering relationships and inspiring real-world actions.

WF: What are you going to do with this raise?

MC: ANSWER UPDATED ON NOVEMBER 9: Our goal for the overall raise (of $1MM) is to double (or more) our quarterly revenue rate. We currently plan to close this initial crowdfunding round at $200k, put the funds to use increasing revenue (as outlined below), and then re-open for the remaining amount next year, at a proportionately higher valuation.

We'll increase our quarterly revenue rate by supporting more organizations who want to powerfully engage their fans, customers, and members.

First, we'll be investing in best-practice sales and marketing initiatives and a launch in Q1 2017 (with preparation and early measured experiments beforehand), using techniques we developed during our involvement in one of the world's most respected technology accelerators, 500 Startups. These initiatives include: programmatic outreach to webinar hosts, highly targeted outreach to organizations similar to our current customers, a buzzworthy launch, paid acquisition, and other metrics-driven experiments to grow revenues and increase profit margins.

It is important to note that until now, MaestroConference's annual recurring revenue (ARR) of nearly $1 million has been generated almost entirely by word of mouth from customer referrals and with near-zero investment in sales and marketing programs. We've so far invested most of our funds in making technology innovations and improvements, which has earned us technology advantages, and the long-term brand loyalty with our existing customers. With the resources to focus on sales and marketing in earnest for the first time in the company's history, we anticipate a significant growth in new annual recurring revenue.

On the technology front, this is an exciting moment because the most requested feature from current and prospective customers has been live video conferencing, which is currently in private beta to select customers and will be released publicly during Q4 2016. The introduction of next-level video conferencing to our platform has the potential to generate substantial interest from previously untapped audiences and a significant growth in revenue.

Second, we're also creating a National Conversation Series next year to engage respected professionals, elected officials from the White House down to the local level, and diverse citizens, about topics that matter. We believe this series can not only draw attention to the engaging conversation formats that only our platform supports, but also will draw significant corporate and foundation sponsorship dollars. Our goal for this is "marketing that pays for itself".

While we carefully track marketing metrics, as a purpose-driven company we see those as reflections of success in our mission: to light up the world with the power of truly engaging large-scale conversations.

WF: What is the social impact that this investment will have?

We believe that the conversations we have shape the world in which we live - from government legislation, to corporate governance, to organizations that work for social transformation. Our technology is designed to facilitate these conversations to bring the collective intelligence and wisdom of ALL of the stakeholders to the table. The conversations are more interesting and thus more effective when people care - and frankly, people do care about this world we share. So we're proud of the many positive changemakers that we support with this technology.

WF: How do you as a company put money back into the pockets of investors?

MC: There are at least seven ways that early stage ventures can eventually pay money back to investors. The first of the methods listed below is how we plan to pay investors back; the others we see as realistic possibilities. None are guaranteed.

1) We plan to grow the company and generate healthy profit margins, which would enable us to pay cash dividends quarterly. Indeed, for investors of $1,000 or more, we offer an "accumulating dividend" which is either paid in cash or accumulates in the investor's name, to be paid in full before any cash distributions are made to the common stockholders (i.e. founder and team). Find more information about this accumulating dividend under the question, "What sort of dividend do you plan for, if successful?" below.

2) Another relatively likely "cash out event" is through the acquisition of the company. There are many explanations for why a large business might acquire a small technology company: the technology, customer list, revenue stream, team, patent portfolio, as a defense against a competitor's acquisition, as a product to cross-sell, or for any other number of strategic reasons. In the event of an acquisition, if the purchase price equates to a stock price that is substantially higher than the investor's original stock price (which is very common for early stage investments), the amount of cash the investor gets out of the deal could be significant – hence the "cash out". We'd carefully review and consider each offer for acquisition.

3) The SEC has acknowledged the need for regulatory reform to create better markets where investors in private companies can sell their stakes when needed, perhaps in what's called a "Venture Exchange". As outlined in testimony to Congress from the SEC: "The SEC is considering innovative approaches that appropriately balance the needs of smaller companies for efficient secondary markets [where investors can sell their stock] and the interests of investors in smaller companies". If such an exchange were established, early stage investors would have the ability to sell their equity, possibly at a substantial premium, to other investors.

4) During a subsequent financing round, the company may have stronger demand for securities than what is available in that round. In that scenario, it is common for the company to offer current investors the option to sell their stock to those wanting a larger stake at the new (usually higher) price for that round.

5) Investors may sell their stake to other investors in the company, or to private individuals, so long as the shares weren't advertised publicly. This would become easier when the company is paying a cash dividend, since the dividend yield becomes a benchmark price for the shares.

6) The company itself may repurchase the shares. We do not currently anticipate repurchasing shares because we will focus exclusively on growth for the next several years. Once we're profitable (especially if profit exceeds our ability to spend it wisely on sales and marketing), this could be an option. Public companies frequently buy back their own stock.

7) Finally, the company may IPO on a public stock market. This could be a fantastic option for the investor and team, and a sign that we have successfully grown the company to our revenue goals or beyond.

It is important to point out that regardless of how the stock is converted back into cash (in any of the above scenarios), our investors have certain preferences which give their stock a higher priority and financial advantages over the stock of the founders and employees. This is by design - we only plan to make money with our stock when investors are making money with theirs. Read about these investor preferences under the question, “What are the “investor preferences” in the security you’re offering?” below.

WF: What sort of dividend do you plan for, if successful?

MC: If, as planned, we grow and have a healthy profit margin, the decision on a dividend that might make sense for the company and therefore for investors would depend on too many factors to list here. However, for your consideration we’ve included a hypothetical scenario which illustrates how we could pay our investors’ annual dividends of 50% or more if we hit certain goal assumptions.

While stories of an early investor profiting wildly in a successful technology company are common, it’s rarer to hear about large dividend returns. This is because venture-backed companies are generally focused on massive exits; as such, dividends are almost never paid since any profitability is invested in ever-greater growth rather than paid to investors. If we are successful and become profitable, we don’t plan to “gamble that all/at any cost” in the name of a massive exit. Rather, we think that repaying investors a dividend is actually a very worthwhile path. It’s important therefore to consider a specific set of assumptions to project what such dividends might look like if we successfully hit our goals.

Our calculations show that if we hit 50% of our $100MM revenue goal, have a 30% profit margin (which is not uncommon in a SAAS business at scale), pay a full 20% of that profit in taxes (although many companies manage to pay much less), have 30% dilution to reach that goal, and pay 50% of the profit to investors while saving 50% for future growth, then the annual cash dividend would be 55%. This means an investment of $1,000 today would yield $550 in annual dividends. Of course, none of those assumptions are guaranteed, but this shows a “success scenario” with dividends rather than only upon an acquisition or IPO.

WF: What are the “investor preferences” in the security you’re offering?

MC: We have designed our investment vehicles to put investors’ financial interests before those of the common shareholders (i.e. the founders and team).

First of all, to every investor (of any amount) we offer a form of “insurance” as follows: in the event of an acquisition, merger, windup, etc., when cash is distributed, cash investors recover their entire original investment before anything is distributed to the team (common shareholders), even if that means the common shareholders get nothing. We, the team, believe so strongly in our growth potential that we’re willing to forgo any distributions until investors are fully repaid.

How does this work? In the event of a cash distribution, investors receive whichever amount is greater between: their “normal share” (each share of stock gets equal amount), OR their original investment (minus any dividends already paid in cash, or share thereof shared only among cash investors).

Moreover, for investors of $1,000 or more, we also offer an accumulating dividend equal to 7% annually of their investment. Every year we either pay that dividend in cash or it accumulates in their name. Again, before we distribute any cash to common shareholders, we must pay that accumulating dividend first (in cash). With this preference, investors of $1,000+ get both the accumulating dividend AND their regular share along with other shareholders.

These preferences for crowdfunding investors exist both in the SAFE agreement currently being offered and in the underlying preferred stock the shares convert into.

WF: How big is the market?

MC: Potential customers in our target market range from large organizations like national brands and non-profit organizations, to small business owners, solo entrepreneurs and ambitious individuals like authors, coaches and social activists. The one thing that unites all of our target audiences: a message and a vision, coupled with a drive to share them with the world.

Many of our customers wouldn't have considered existing conferencing solutions so this might underestimate the potential size, but the North American web conferencing market is expected to reach $2.8 billion in 2017 and continue to grow steadily from there, while the global enterprise video market is estimated to expand with a CAGR of 16.7% from 2015-2020 to $36.8 billion in 2020. Moreover, virtual collaboration is only growing in importance: Millennials, who expect always-on connection and real-time communication, continue to enter the job market, while more companies are going remote with their workforce.

However, we see the opportunities to go beyond the traditional web and video conferencing market because we also see MaestroConference as a tech-enabled service, which will play a part in organizations' and brands' cause marketing, live event productions or stakeholder marketing budgets - all of which are steadily growing.

WF: Who are your competitors? How are you different?

MC: There's a long list of companies that offer some version of conferencing software - Adobe Connect, ReadyTalk, AnyMeeting, and MeetingBurner, to name just a few. Some of the more well-known brands in the market today include Cisco WebEx, Google Hangout, GoToWebinar and - most recently - Zoom Video, a newer competitor that is growing quickly.

While all of these technologies have their strengths, none of them have a flexible, scalable way to create breakouts, crowdsource or call on people from the audience with the ease and the immediacy of real-time, in-person events.

Our advantage over the competition resides primarily within our platform's unique ability to accommodate up to 5,000 people (and 100,000 people via a live streaming feature being released soon), speaking in parallel small groups while the host virtually "walks the rooms". All the while, attendees remain involved as participants of a bigger conversation, thanks to a fully collaborative environment with opt-ins, breakout document editing, shared voting, tweet suggestions, private chat, breakout creation by data, and many capabilities with a "truly interactive" focus in mind. These are aspects that the competition overlooks.

In other words, for organizations looking to do larger events and/or events with powerful, more dynamic collaboration tools like ours, it is easy to view MaestroConference quite differently from those competitors.

WF: How are you taking on the competition?

MC: Technology companies can both grow exceptionally quickly and face stiff, dynamic competition.

From a macro perspective, rather than taking market share from competitors such as webinar technology providers, we want to expand the very definition of the "market" by illustrating the unique benefits of conversations in place (or support) of presentations. We want to introduce a new concept to those people who would have never considered a typical webinar in the past: hosting powerful conversations using our technology. After all, many of our customers tell us that they'd be limited to live events - or that they wouldn't be able to host events at all - were it not for MaestroConference's powerful platform.

We believe that we can be successful regardless of the competition by focusing on a particular need - these "facilitated conversations" or "self-organizing conversations" (such as open space or unconference formats) that involve everyone at scale - and working with customers to address that need globally.

So far, we're the clear leader in this sector of the conferencing market, and our goal is to grow this sector. That said, we expect to see increased "noble competition" within this sector. Of course, we need to keep evolving the technology while boosting our marketing and sales capabilities. We also need to listen deeply and effectively to our customers and prospects, capitalize on our leadership role, and solidify existing relationships.

One by-product of a competitor entering our sector could be increased interest from much larger companies in acquiring a leader in this space. This often occurs when a large technology player wants to "keep up" with a competitor by acquiring a leading vendor in a particular sector.

WF: What about your patents and intellectual property?

MC: We've been fully awarded three patents by the United States. And, our most valuable company asset by far is our team. Each of us have now engaged deeply with our mission and our role within it, obtaining valuable experience and expertise along the way.

The three patents are designed to protect our technology and will be particularly useful in the event of an acquisition. The technology itself has been meticulously built for scalability and reliability. We have also worked to perfect the product interface so that its extensive range of features can help anticipate users' requirements. Further improvements in design and functionality will come in the near future.

Finally, we have over 180,000 names on our contact list to communicate with, many of whom are highly influential people and brands. This list would be considered by many to be another form of intellectual property. Please see our client list for a few of the more well-known organizations that have become paid customers.

WF: What's your biggest risk? What keeps you up at night?

MC: The fact is, a technology business is inherently very risky. We might win big, but there's a real chance we won't be able to repay investors. For perspective, notable investor David Rose (founder, New York Angels) studied angel investments nationally and reports that companies such as ours (where sophisticated investors such as 500 Startups have invested in an early stage) historically have a very high overall total return- he reports 15-25% IRR. That might look like a 10% chance of a 10x or more, a 50% chance of zero, and the rest somewhere in between. That's a risky investment, even if it is a very smart one.

The risks generally often like some version of "need more money". We're very different from many technology companies because we're actually very conservative on our spending. We're proud that expenses haven't exceeded 125% of our revenue for three years in a row now, and of how far we've come with relatively very small investment from our customers and networks. Even as we "spend to grow" we plan to measure the impact of every new program and adjust quickly if something isn't working. This concept of strict, highly disciplined expense management has provided a solid operational foundation up to this point, and we firmly believe it's better for the overall ROI for investors, but there's no guarantee that running a tight ship guarantees investor returns.

The possible reasons for a "0% return scenario" come on a long list of factors: competition, operations, growth capital, acquisition timing, and a list of challenges we face every day. We try to focus on creating breakthrough technology for awesome customers- but there's no guarantee we'll keep doing that. We think the chance of a knockout success is relatively high, but that doesn't mean there aren't risks to the investment.

Ask a Question

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ASK QUESTION

Barnaby Zelman Oct 11 2016

Would like to invest more than the token amount I have in right now, however few things are holding me back. Your valuation seems high given your balance sheet, the 10% discount is not exciting, and finally your exit strategy does not prioritize an acquisition, instead only paying dividends....which IMHO is not what start-up investors are seeking. Hope you can fine-tune your offer as it's an exciting opportunity!



Brian Burt Founder/CEO FOUNDER Oct 11 2016

First of all, I have always told prospective investors that even if we're a great investment financially, if it's something you're going to worry about in the meantime, or that doesn't feel right now, it's probably not right for you. So I want to address those topics, but I don't want to "convince" you as that's clearly your decision.

For tech companies showing this much traction - both in revenue and client list- we think the valuation is quite competitive, in comparison with silicon valley valuations, and with other crowdfunded offers, with or without the 10% stock bonus (or SAFE equivalent). As for the long-term, we're very open to acquisition but feel that planning for the solidity of a "real" company creates better long-term value, vs. the "flash in a pan" mentality of capturing a wave of the often fad-ish acquisition markets. It's a thought I first heard at the Conscious Capitalism CEO Summit (where I first met John Mackey, CEO of Whole Foods, who has influence my thinking about this considerably). He also told me an IPO "isn't that hard- you hire investment bankers for it." I philosophically believe in focusing on the long-term value creation ecosystem (customers, team, vendors, community) rather than on a one-time acquisition (which could be great- but isn't where we're steering for), and frankly owe that to John. I hope that helps.

.

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Andrew Langford Aug 29 2016

You don't mention Zoom in your list of competitors and I see them as competing aggresively for the same interactive conversation space MaestroConference occupies - any comments?



Brian Burt Founder/CEO FOUNDER edited Aug 30 2016

Great question Andrew. There's a long list of companies that do conferencing, but Zoom has been growing very quickly lately and I'll add them. I do think we have fairly different focuses. They have a downloadable program and the focus is on smaller events (up to 50), and they're very strong with video. We do web-accessible events of up to 5000 people (and recently added the ability for many more streaming), and have a full collaboration environment available, with opt-ins, breakout document editing, shared voting, tweet suggestions, private chat, breakout creation by data, and many capabilities with the "truly interactive" focus in mind that Zoom does not, last I checked. We're enhancing our video capabilities and adding a "simple video" meeting that might be competitive to them in some ways. However for organizations looking to do larger events and/or events with collaboration tools such as ours, I think they'd see us quite differently.

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RISKS

1 The Company's operations may be unprofitable, and may result in the total loss of investment.

While the Company believes in good faith that its business plans have a reasonable chance of success, the operations of the Company are ultimately speculative and involve the possibility of a total loss of investment, due to any number of considerations. Investment is suitable only for individuals who are financially able to withstand a total loss of their investment.

READ MORE RISKS

OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, use of funds, and more.

THE FUNDING PORTAL

MaestroConference is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

FUND MANAGER

MaestroConference is conducting a Regulation D offering via **Wefunder Advisors LLC**. CRD Number: #167803.

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MAESTROCONFERENCE

2017 Report

Dear investors,

It has been many years since the overall company "spirit" has been so incredibly positive, optimistic, and excited. It was a bit of "leap" to invest so much time and energy into building VoiceVoice. The reception we're getting from very large potential VoiceVoice customers as we show them how it works is beyond reassuring - it's inspiring.

VoiceVoice conversations are designed to be shared, and shared again. With each user, we are achieving our mission. And financially, each user drives revenue and margin which can further our mission and profitability. There are no guarantees of course, but either way, this will be a very exciting year. We very much appreciate that you took a stand for what we're up to, and we hope we can repay your investment many times over.

We need your help!

We're currently in discussions with some of the nation's leading progressive organizations that could drive very large results with this brand new VoiceVoice platform for national advocacy fundraising and mobilization. If you know anyone that works in engagement, mobilization and/or fundraising at a progressive organization, we'd love an introduction.

And/or if you have contacts at any major brands or companies (not necessarily just within the advocacy space but a large company that may benefit from what VoiceVoice offers), we'd welcome an introduction there as well.Get more info about how brands, orgs, companies can leverage VoiceVoice here http://voicevoice.com/

Sincerely,

Brian Burt

Founder/CEO

Our Mission

We believe the potential for participatory conversations is still broadly untapped - most of the web is still turning on presentations and typed comments, not live collaboration or interaction. Our platform's unmatched level of interactivity is uniquely designed to create these results-driven conversations. Given the influential, forward-thinking leaders already using our patented technology, we have a solid track record. We're now launching media-friendly events to engage new customers.

See our full profile

How did we do this year?

Report Card

B+

The Good

The VoiceVoice product development and launch strategy.

Positive traction received from some of the largest potential customers in our launch focus

Our ability to develop our brand with progressive advocacy customers into something much much bigger.

The Bad

The older MaestroConference business is not expanding.

MaestroConference revenue declining after the election year

Increased competition from Zoom

2017 At a Glance

January 1 to December 31


$$$$

$966,907 +15%
Revenue



-$278,656
Net Loss


IOU!

$288,817 +35%
Short Term Debt



$264,069
Raised in 2017



Cash on Hand



Months of Runway

MaestroConference is a hosted technology service for highly interactive conferencing, and is used for webinars, teleseminars, conference calls and other hosted conference formats, by the impressive list of customers available elsewhere. Customers pay us for the ability to use our platform, and more than 75% of our revenue is from monthly subscriptions automatically charged to a credit card - noting percentages here are for actuals for all of 2015. The remainder are invoiced subscriptions paid by check (<10%), billed annually to credit cards (roughly 5%), for premium usage such as 800 number or international numbers that we charge per minute for (<2%), or large one-time events (<5% for 2015, but increasing in 2016), or for services (roughly 5%) such as help from a consultant in designing and running an event.

As a software company, most of this revenue comes with very little marginal expense. That is, if we double overall revenue by doubling the number of subscribers, expenses such as customer support (the largest at 9% of revenue), plus credit card processing, telcom charges and and other expenses that scale with revenue might increase roughly 20% - leaving 80% for gross margin minus the cost of acquisition. Note that for consulting and telcom charges, our margins are smaller (generally 20-50% range).

Our total revenues has increased every year for the past seven years, with the exception of a dip after 2012 which was a year we had an exceptional amount of large event revenue from the Obama campaign; excluding that customer, we saw regular platform revenue increase nearly 50% from 2012 to 2013. So, every year has for has been either a record year for total revenue, or a record for regular platform subscription revenue.

Revenues have covered the majority of our expenses every year since our founding, with the remainder made up of investments which we make for growth. For the past three years, revenues have covered roughly 80% of our expenses. We have not had any federal income taxes due and have loss carryforward so don't expect tax liabilities to be substantial initially, even as we become profitable.

Our projection for 2016 is that it will be another record year for revenue. We had a technical issue with a new webphone this winter/spring which caused some increased attrition, but revenue has since increased and the last three months have the highest total GAAP revenue of any three month period in our history.

In 2017, we expect to grow even more, even with the loss of the Clinton campaign revenue (which is currently less than 10% of total company revenue). After the 2012 Obama campaign, we saw that former campaign staff familiar with the interface took leadership positions in a variety of industries, many becoming new customers, and we increased our paying customer base by about 50% that year. But more importantly, we'll be leveraging our client list and recent technology upgrades (interactive social webinar, video breakouts currently in alpha, and others upcoming) and most importantly the results of this crowdfunding campaign to do the important work of reaching out to prospective customers. We've never before had a product this ready, nor the marketing capital to get the word out. So although we cannot guarantee it, we have every reason to believe the Company will have increased revenue growth due to investing the proceeds of this round.

We have approximately $40,000 in untapped credit lines, which we do not plan to use.

We also consider the scenarios under which we don't succeed in raising this round, and do not grow revenue. Under these assumptions: no increased revenue (flat), and with no new crowdfunding or other investment, and without any decrease (or increase) in expenses, and keeping revenue flat (although the trends are up), our projected operating cash runway is roughly 8 months, with roughly $60k in the bank (as of August 24th, 2016) and a monthly cash burn of $7k - noting that monthly recurring revenue payments come in daily and nearly cover operating expenses. However, rather than reaching zero cash balance our plan in such a situation would be to raise funding privately, or reduce expenses to meet our monthly revenue until such new investment is raised.

This is a little more detail about that scenario planning. Recurring revenue covers all the basics - not only all rent, servers, and administration costs, but also all customer support, production engineers, and all other support for the customers, operations, and engineering support. Thus, without any new investment, and even without any increase in revenue, we are in a strong position to continue to serve customers and keep operating. At our current monthly run-rate, raising 15% of the maximum investment offering amount would be enough funds to continue with current staff and spending, and current marketing and sales activity, for a year or more. The current debt payments due in the next year are all from individuals who both believe in our mission and have invested previously, and we believe that as those payments become due, those individuals are very likely to extend the terms should we we not in a position to pay them from cash on hand (eg. from increased revenue). Alternatively, an individual debt investor may want to redeem the note, but we would offer those terms to other accredited investors. Were we unable to raise any investment for equity, we have been offered debt-hybrid financing (from Lighter Capital), in the past and would plan to take advantage of that if needed. However, if that were not available, and if either the debt investors did not extend their terms, or the company saw a sudden decrease in revenue, it would be difficult to maintain the engineering team at our current levels, which would decrease the amount of ongoing improvements to the product our engineers provide. If there were a moderate reduction in our ongoing revenue we'd likely be able to continue operations (including customer support, plus engineering support to keep the servers and systems operational, and administration) until new financing is raised, but it would decrease our investment in new engineering, sales, and marketing. A major drastic reduction in revenue could also decrease our ability to fund operating expenses.

See the separate question for details on investor debt.

With the proceeds, and since operations are covered by revenue currently, we believe we will substantially increase company revenue.

All of the above is based on our best information currently available. We make no guarantees about the future.

Net Margin: -29%

Gross Margin: 100%

Return on Assets: -632%

Earnings per Share: -$743.08

Revenue per Employee: $241,727

Cash to Assets: 58%

Revenue to Receivables: 6,906%

Debt Ratio: 2,244%

Updated_Report_Maestro-water...

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Thank You!

From the MaestroConference Team



Brian Burt
Founder/CEO



Imran Moinuddin
Chief Technology Officer

A Stanford-trained technologist, Imran brings deep expertise in products conceptualization and systems/infrastructure performance optimization. He leads a team of 6 engineers for MaestroConference.



Julian Martinez
Director of Marketing

Leads the Marketing team. Previously served as first marketing hire for ecommerce startup & co-founded a marketing agency with 200+ clients. Holds a B.A. in Economics from Stanford University.



Anthony Jardina
Sales Manager

Served as Executive Director of nonprofit organization. Grew a startup from 0 to 300+ clients. Holds a B.S. in Political Science from Northwestern & an M.A. in Communication Studies from Wake Forest.



Melissa Kieffer
Manager of Customer Support

Leads team of CS agents and brings experience in telecom, corporate training, process improvement & curriculum development to her role managing Customer Support. Holds an M.S. in Special Education.

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Chris Kyle	eLearning Consultant & Educator @ ChrisKyle.com and Ascendant Company	2010
Julian Martinez	Director of Marketing @ MaestroConference	2016
Brian Burt	CEO @ Maestro Conference	2009

Officers

OFFICER	TITLE	JOINED
Brian Burt	Founder	2009

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Brian Burt	4,140,000	86.3%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
02/2016	$182,500		Regulation D, Rule 506(b)
08/2013	$414,500		Regulation D, Rule 506(c)
01/2011	$1,215,665		Regulation D, Rule 506(b)
01/2017	$264,069	Safe	Regulation Crowdfunding

The use of proceeds is to fund general operations.

Outstanding Debts

None.

Related Party Transactions

None.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Preferred Stock (Seed)	7,600,000	6,520,660	Yes
Preferred Stock (Priced Round)	1,500,000	365,000	Yes
Debt Securities			

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	4,250,000

Other rights:

Risks

The Company has a small team, and the loss of key team members, and especially the loss or death of the founder Brian Burt, could harm the Company's ability to implement their plans. The Company could be harmed in the event of the death or disability of founder Brian Burt. Likewise, key team members could leave or become unable to serve, decreasing the Company's ability to achieve its goals. With key team members in the San Francisco Bay area, it's possible an earthquake or other natural event could simultaneously impact multiple employees. The Company also leverages the global talent pool and political risks, natural disasters, communication outages and other factors can make team members unavailable or otherwise impact our ability to keep operating at current efficiency.

The Company's securities may not be marketable. Even if the Company is successful, an investor may want immediate access to the then-net worth of the investment, but selling private securities can be difficult or impossible. In this case, an investor may need to wait until a liquidity event, and there are no guarantees one will occur.

The Company may not become profitable, nor be sold for amounts able to recoup this investment. The market for technology companies is not predictable. While we may be able to sell the company for its technology, client relationships, team, or other factors, there's no gaurantee that it can be sold, nor that it will become profitable, nor that it will reach an Initial Public Offering. Even if those do occur, there's no guarantee that investor returns will be positive.

The Company may need more money. The Company might not sell enough securities in this offering to meet its operating needs and fulfill its plans, in which case the Company might need to reduce sales & marketing, engineering, or other expenses. Were recurring revenue to decrease, further cuts would be needed, and hurt the Company's ability to meet its goals. Even if the Company raises this entire round successfully, we may need to raise more capital in the future in order to continue. Even if we do make a successful offering in the future, the terms of that offering might result in your investment in the company being worth less, because of the terms of future investment rounds.

From time to time, third parties may claim that one or more of the Company's products infringe their intellectual property rights. The Company has received no notices or indications otherwise and believes they have not infinged in anyone else's IP rights. That said, the Company's technology-driven business is highly dependent on the Company's intellectual property. While the Company believes in good faith that it has robust rights to all intellectual property needed for its business, any dispute or litigation regarding intellectual property could be costly and time-consuming due to the uncertainty of intellectual property litigation and could divert the Company's management and key personnel from its business operations. A claim of intellectual property infringement could force the Company to enter into a costly or restrictive license agreement, which might not be available under acceptable terms or at all, could require the Company to redesign or relabel its products, which would be costly and time-consuming, and/or could subject the Company to an injunction against sale of certain of its products. The Company may have to pay substantial damages, including damages for past infringement if it is ultimately determined that its products candidates infringe a third party's proprietary rights.

The Company intends to use a significant portion of the proceeds from the Offering for unspecified working capital. The Offering proceeds will be used by the Company in the ways management deems most effective towards the Company's goals. This means that although we definitely have plans for it (focused on sales and marketing) the Company will have ultimate discretion to use the proceeds as it sees fit and the Company has chosen not to limit the Company's use of the funds to specific uses that Investors could evaluate. Such portion of the proceeds from this Offering will be used for the purposes that the Company's management deems to be in its best interests in order to address changed circumstances or opportunities. As a result of the foregoing, the Company's success will be substantially dependent upon its discretion and judgment with respect to application and allocation of such portion of the proceeds of this Offering. The Company may choose to use the proceeds in a manner that Investors do not agree with, and Investors may have no recourse. A use of proceeds that does not further the Company's business and goals could harm the Company and its operations, and thus the Company, and ultimately cause a Investor to lose all or a portion of his or her investment.

The software industry is highly competitive, and software can fail. The software industry is highly competitive with a large and ever-increasing number of products competing for a limited market. While the Company believes in good faith that its products implement cutting edge technology, existing or future competitors could possibly produce and market products comparable or superior to those of the Company, or be more effective at marketing, sales, service or implementation. Any conferencing platform may have technology issues such as phone network downtime, server or service downtown, hacking attacks that impact reliability, upgrade or improvements with unintended consequences, or other issues which make our technology unaivailable to our customers or participants until fixed. Such a scenario may have a material adverse effect on the Company's business, results of operations, and financial condition, and thus upon the Company's financial condition.

The success of the Company is highly dependent upon the ability of its CEO and management team, to attract and retain qualified managers and other personnel in a competitive environment. Growth of the Company will require the recruitment, retention, and integration of additional highly qualified individuals. Even if such personnel can be hired, the projected growth in staff could present further management risks. The market for qualified personnel is highly competitive in the San Francisco Bay Area in particular, and there can be no assurances that any critical positions can be filled there on a timely basis.

The Company's operations may be unprofitable, and may result in the total loss of investment. While the Company believes in good faith that its business plans have a reasonable chance of success, the operations of the Company are ultimately speculative and involve the possibility of a total loss of investment, due to any number of considerations. Investment is suitable only for individuals who are financially able to withstand a total loss of their investment.

The Company's revenue model may be impaired or change. The Company's success depends mainly on its ability to receive revenue as earnings from the Company's social conferencing platform. The Company may not receive revenue if the social conferencing platform is not able to successfully generate earnings. Also, the Company may generate earnings but retain some or all of the earnings for growth and development of its business and, accordingly, not make distributions to the shareholders. If the Company does not generate revenue, its business, financial condition, and operating results will be materially adversely affected.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. The Company could authorize and issue additional classes or series of shares at a later date. The availability of any of such shares and their potential future issuance could adversely affect the value of the Securities offered hereunder. Further, the Company could at a later date offer any of such Shares at less than the Offering price set forth in this Form C, thereby diluting Securities purchased under this Offering. An later offering may also decrease the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the investor's interest in the Company. Issuer repurchases of securities. The company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently. A sale of the issuer or of assets of the issuer. There can be no assurance that the Company will ever provide liquidity to Investors through either a sale of the Company or a registration of the Securities. There can be no assurance that any form of merger, combination, or sale of the Company will take place, or that any merger, combination, or sale would provide liquidity for purchasers. Furthermore, the Company may be unable to register the Securities for resale by Investors for legal, commercial, regulatory, market-related or other reasons. In the event that the Company is unable to effect a registration, Investors could be unable to sell their Securities unless an exemption from registration is available. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company. Transactions with related parties. There may be occasions when the Company may encounter potential conflicts of interest in its operations. While on any issue involving conflicts of interest, the executive management and Board of Directors of the Company will endeavor to be guided by their good faith judgement as to the Company's best interest, the Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length. By acquiring an interest in the Company, the Investor may be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have a waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

Investors of the securities under this Offering will have future rights to Preferred Stock in the Company that do not provide voting rights or participation in management except as otherwise provided under the Corporations Code of California. Generally, only holders of Common Stock (as contrasted with the holders of the SAFE Preferred Stock under this Form C) have the right to vote on, and otherwise participate in, the management of the Company and its business. Accordingly, the Common Stock will continue to be able to control the Company, with the power and authority to make both strategic long-term and day-to-day operational decisions regarding the Company. Some or all of the Common Stock may have interests that are different from the purchasers of Preferred Stock, and the Common Stock may support proposals and actions with which purchasers may disagree. The concentration of voting power in the Common Stock could possibly delay or prevent a change in control of the Company or otherwise discourage a potential acquirer from attempting to obtain control of the Company, which in turn could reduce the price potential investors are willing to pay for the Company.

Exercise of Rights Held by Principal Shareholders

The principal shareholders hold the voting stock, and therefore determine the composition of the Board and ultimately the management and control of the company. The principal shareholders' influence on the management, direction and operation of the company could significantly affect the value of the purchasers' stock. In this regard, the principal shareholders may make decisions with which the Investor disagrees, or that impair the commercial viability of the Investor's securities, and the Investor may have no recourse to change these decisions. For example, the principal shareholders may: change the management of the Company; vote to engage in new offerings and/or register certain of the Company's securities in a way that downgrades or dilutes the value of the Investor's securities. The principal shareholders may also have access to more information than the Investor, leaving him or her at a disadvantage with respect to any decisions regarding the securities owned. Based on the risks described above, the Investor could lose all or part of his investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The Company valued its offered SAFEs on the basis of recently completed purchases totaling $185,000 of the Company's 2016 Round preferred stock series. In arm's length negotiations and transactions with these purchasers, the purchasers agreed with and invested with a specific stock value. Multiplying this price per share with the Company's current capitalization, adjusted for planned stock splits, results in a total Company valuation of about $9,000,000. This total valuation is the Valuation Cap of the SAFE. For investors contributing to the first 50K of this investment, the Valuation Cap is $8,100,000, for the portion of their investment that is part of the first 50K. If in a subsequent equity financing, the Company's valuation becomes higher than the cap, the Investor nonetheless shall have the benefit of converting his investment into shares at the lower share price set by the cap. Specifically, the amount invested would be divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time. The price of the Preferred Stock issued in a subsequent equity financing would be negotiated by the Company's board of directors with the new investors. Among the factors the Company may consider in gauging the price of Preferred Stock are prevailing market conditions, the Company's financial information, market valuations of other companies that the Company believes to be comparable to use, estimates of the Company's business potential, the present state of the Company's development and other factors deemed relevant. In the future, the Company will perform valuations of the Company's stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations of the Company's common stock;
- The price at which the Company sells other securities in light of the relative rights, preferences and privileges of the Company's securities ;
- the Company's results of operations, financial position and capital resources;
- Current business conditions and projections;
- The marketability or lack thereof of the securities;
- The hiring of key personnel and the experience of the Company's management
- The introduction of new products;
- The risk inherent in the development and material risks related to the Company's business;
- The likelihood of achieving a liquidity event, such as an initial public offering or a sale of the Company given the prevailing market conditions and the nature and history of the business;
- Industry trends and competitive environment;
- Trends in consumer spending, including consumer confidence;
- Overall economic indicators, including gross domestic product, employment, inflation and interest rates; and

- The general economic outlook.

The Company will analyze factors such as those described above using a combination of financial and market-based methodologies to determine the Company's business enterprise value. For example, the Company may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities. Even at such valuations, there's no guarantee an investor has a ready market to sell their securities at that price.

Company

VoiceVoice, Inc. dba MaestroConference

- California Corporation
- Organized March 2007
- 4 employees

1025 3rd Street
Oakland CA 94607

http://www.maestroconference.com

Business Description

Refer to the MaestroConference profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

MaestroConference has previously not complied with the reporting requirements under Rule 202 of Regulation Crowdfunding.

Late filing of 2016 Annual Report

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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